MAGFAST

Powering the future of device charging. We expect our Gen2 range may be the world's fastest chargers, and our magnetic ecosystem is set to transform a $20B+ market. With two sold-out share offerings and $500k first-day sales for our first premium cable, we're primed for explosive growth.


MAGFAST®
All-time #1 in funds raised on Netcapital

Invest

$110.39 minimum investment

DEADLINE: November 29, 2024

in 3 days

UNIT PRICE
$15.77

TOTAL RAISED ON NETCAPITAL
$9,425,368

TOTAL RAISED THIS ROUND
$525,614

VALUATION THIS ROUND
$41,801,460

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

MAGFAST LLC [1] is a direct-to-consumer electronics company revolutionizing the $20B+ charging market. With a line of advanced charging products, world-class design and bold marketing, we've captured significant consumer interest through two sold-out share offerings and strong pre-order sales. Our innovative ecosystem addresses key pain points in a fragmented market, positioning us for substantial growth.

We expect to start delivering some of the world's fastest chargers and launch marketing initiatives that could significantly expand sales, and potentially establish a new global charging standard.

› *See the above video's transcript here.*

DEAL HIGHLIGHTS

TOP REASONS TO INVEST IN MAGFAST®

New products lined up that will Change Charging. Yet Again.

$20+ Million

Sales driven by an expert digital-marketing team.

250,000+

Huge, growing base of loyal fans, followers and customers.

Integrated family of groundbreaking, patented chargers and accessories.


OVER
50K

Charging products shipped to enthusiastic customers who rate **MAGFAST** best of the best.


INVEST in
MAGFAST
2020
2022
2024
SOLD OUT
SOLD OUT
?

Two previous MAGFAST offerings have completely sold out. With tough choices behind us and a new product range in the wings, this could be the ideal time to invest in MAGFAST.

Unique perks

For a limited period:


Investors only.
Lux Pro
$185 gift.

A rainbow pack of Lux Pro, MAGFAST's new flagship USB-C charging cables is your free gift for every $1,000 you invest today. MAGFAST Lux Pro is planned to launch in the coming months, and is not yet available online or in stores. The first shipments may go to preorder customers and investors in this offering.

Lux Pro is unlike any cable you've ever used: silky soft yet tough as steel, fast enough to download an entire HD movie in 4 seconds, powerful enough to charge the most demanding high-end computer. Lux Pro is slated to ship by Q1 of 2025.

MAGFAST® is changing charging for good.

Click the yellow 'Attend Event' button in the bar below to join our online presentation and uncover some of MAGFAST's secret sauce.

Join our CEO and team to get a feel for the fun, informal marketing approach that's already brought in **over $20M in online sales**.

And discover why we're at a unique time in the history of charging, presenting a remarkable opportunity.

- Two of our previous share offerings sold out, both raising the maximum permitted under Reg CF.
- In 2022, we launched MAGFAST **Lux** — a premium charging cable with a host of unique features and built to such high standards it comes with a Lifetime Warranty. The launch took place on Indiegogo, the well-known crowdfunding platform, and was so successful that sales **exceeded $900,000** in the first month. There's more below about this amazing new addition to the MAGFAST product family.
- **The global market** for chargers and portable power banks is worth over **$20 billion**, and growing fast [2]. Yet, somehow, there are no great charging brands! The market for USB cables is worth over **$12 billion**, and growing even faster [2.1].
- MAGFAST has the **marketing** and **product-design** potential to become a dominant force in the charging markets, one of the **first and only companies** to develop a world-beating **system approach** to charging.
- Shipping to our many thousands of pre-order customers is constrained by funding (MAGFAST isn't yet profitable) and by the care we take to incorporate user input. Nevertheless, things are moving fast: many thousands of customers have received their Gen1 products, and hyper-fast Gen2 products are in development.


"The Rolls Royce
of Charging Cables"
Andy H
amazon

What a powerhouse team of caring, conscientious, efficient, and dedicated professionals you all are! I am honored to be a small part of this company's crowdfunding inception.

I.B.; email to MAGFAST Customer Care

★★★★★ **No other cables or charging systems can compare!**

MAGFAST is first in charging systems and customer services! Their products have jaw dropping advances and leave no small detail to chance. Truly custom and luxurious as if bespoke. The attention to design and function, packaging and even making as small a footprint ecologically as possible and going even further planting trees, should be award-winning in many categories! ***A great inventor, a great company and a great future!*** Thank you **MAGFAST** for delivering on all promises and still reaching for the stars!

amazon

PROBLEM

This story begins in a home, perhaps like yours, that always seems in need of a touch more organization.

Seymour Segnit invented MAGFAST to solve a real problem: those messy, often missing, and frequently broken cables that end up all over the floor or in a drawer or back pocket somewhere . . . but which floor, which drawer, which pocket?


100%
OR

On the left, two power banks and a smartphone are all charging, along with a 100W laptop-ready power source.
On the right, MAGFAST Gen1 products doing the same job.

Mobile devices have become smarter and faster, and chargers have become more powerful. But the premise of charging is largely unchanged: clunky, throwaway boxes that rely on wires which, almost inevitably, break or get lost.

And then there's the opportunity cost of living without 'everywhere charging'. Have you ever missed that all-important call or run out of juice when shooting a video of your kids or watching a favorite movie? In today's world, keeping your mobile devices charged is no longer a nice-to-have. Staying in touch for work, handling emergencies smoothly, and being there for your loved ones when they need you - these are the promises of today's communications.

We knew it was time for something better.

★★★★★ **WOW!**

Wow! Incredible and amazing products perfect for everyday use. I think **they will become the gold standard for wireless charging!** (All the way down to the packaging!) Extremely satisfied!

Trustpilot

I am sure if the world leaders ran the governments like you run your business, up-front and honest, this world would be such a great and safer existence for us all. Thank you so much.

William G.; email to **MAGFAST** Customer Care

SOLUTION

MAGFAST is:

- Designed to be **best in class** for each product individually
- A truly **integrated family** of charging devices
- Engineered to work **consistently**, **reliably**, **every time**, for **years** to come
- Designed in every detail to be **elegant** as well as functional

MAGFAST Lux launched in August 2022 on Indiegogo, a leading global crowdfunding platform, and raised over $900,000 in a month.

Super premium, super stylish and super durable – and with a **gorgeous, soft and silky feel** – there's a lot to love about Lux. Available as USB-C to USB-C (now standard on most modern devices) or MFi-certified USB-C to Lightning for earlier Apple devices – it comes with an array of features which make it unique, like a custom USB-A adapter, gold-plated tips and Fingerprint® anti-counterfeit technology.

Lux is a unique combination of silky, soft to the touch, hard as nails toughness, and superior performance:

Immediately different from any regular charging cable you've ever handled:


Silky Luxury feel
"Super Smooth"
"Buttery Soft"
"Soft Touch Feels Awesome"
"Silky"
"Supple but Durable"

Lux's Teflon® core makes it so tough that it comes with a **Lifetime Warranty** … which is why Lux could be the last charging cable you'll ever buy.


Signal Wire +
D+ 26AWG
19/0.10 Tinned Copper
Insulation: FEP Teflon
Shielding
Graphene
Thickness: 26u
Signal Wire -
D- 26AWG
19/0.10 Tinned Copper
Insulation: FEP Teflon
Silicone
Rubber
OD:4.4±0.2MM
Filling Material
Increases wire toughness
and roundness
CC Pin
30AWG 26/0.05
Tinned copper
Insulation: FEP Teflon
Power Wire
Tinned copper +500D
Nylon anti-breakage wire
Ground Wire
Tinned copper +250D
Nylon anti-breakage wire

And it's fast …


"Ridiculously fast charging"
"Excellent job with fast charging"
"Charged my phone at least twice as fast"
"Lightning fast"

MAGFAST Pro Kit launched the company. Our bundle of six chargers, Pro Kit was by far the most **popular choice** of our early pre-order customers, and sets the scene for MAGFAST's future. Our chargers can't absolutely guarantee you will never miss another important call, but with MAGFAST you'll **always have the mobile power you need**, for work, for play, and in an emergency.

The MAGFAST family is **designed for durability**, to take the real knocks of real life and **last for years** to come. Pro Kit charges your older devices from the past decade and the new devices coming up for the **next decade**.

And MAGFAST chargers work together as a **system**: every charger features MAGFAST Snap-to-Charge. Through the magic of magnets, each charger or power bank connects instantly and seamlessly with every other device in the family.


Magic of MAGFAST.

No more messy wires: just drop your phone or power bank onto a MAGFAST charger and it's charging. Immediately. Then just grab and go when you run out the door.

2024 Strategic Update

Hyper-fast Gen2 chargers and power banks now in development (see below) build on these core characteristics of Gen1, with an important technology shift. Rather than proprietary connectors, Gen2 takes industry standards and enhances them to provide what we believe will be among the fastest, most capable charging products available.

Earlier this year, we took the decision to cut back the product range substantially, discontinuing all Gen1 charger products and the recently released and highly acclaimed Heathrow premium luggage range. We also increased the power of Lux Pro, delaying its release, and have suspended the launch of Lux Ultra, at least for the time being.

These were tough choices - ones we believe will make the company much stronger in the long run but disappointing for many customers including some of MAGFAST's most loyal supporters. Our customers are much-loved, crucial stakeholders, and we are working hard to address concerns, providing credits for unshipped products and accelerating development of Gen2.

We believe that the short-term pain is outweighed by substantial long-term benefits: increased focus and a solid platform on which to build a smaller range of advanced, standards-setting new products.

MAGFAST is now better positioned to leverage its competitive advantages and new additions to the executive team.


MAGFAST
Gen2

Now, with MAGFAST Gen2, charging becomes even faster and more convenient.

A brand-new range of Gen2 chargers is planned to replace the Gen1 family, promising some of the world's fastest charging speeds, and major new features.

With MAGFAST in your **home**, your **car**, your **office**, and your backpack, you're all set.

Individually, each product is designed to be **best in class**. As a family, **nothing else comes close**.


★★★★★ MAGFAST is changing charging forever!
These are the highest quality charging cords on the market today! You won't find a better company!
Verified Purchase
amazon
★★★★★ Very happy customer and investor!
Fantastic company & I'm proud to be a part of something great. Luxury that's priced just right. Great job!
Trustpilot

BUSINESS MODEL

In official business-speak, our primary business model is DTC: direct to consumer.

We find our customers directly - through online advertising and a long-form presentation that explains the product range.

We attract potential customers in three different but complementary ways, through:

- Online advertising and a long-form presentation that introduces the full MAGFAST product range.
- Online advertising and an invitation to purchase or pre-order products from store.MAGFAST.com.
- Amazon: currently featuring Lux.


LET THERE BE
Lux
Gorgeous
Patent
Pending
Design
24 x 7 evergreen online presentation
Product $37
Average Order $188.25

MAGFAST's unique online pre-order experience has driven over $20 million in sales and pre-orders.

However people may choose to transact with MAGFAST, we're committed to nurturing everyone who chooses to become part of the family.


For Hudson
with love
- Mom
Perfect for Gifting
ONLY
MAGFAST

Lux average order value is over $188, in part because premium packaging makes them perfect corporate and personal gifts.

Through regular communication, integrated snap-to-charge products and the announcement of new products and new markets, we believe **excellent growth is possible**, with strong levels of repeat business and a lifetime value per customer perhaps 2-3X the initial order value.

As explained in the sections below, MAGFAST is working on new products:



MAGFAST has a slate of exciting but still top-secret designs. Expect to see product launches in the coming years to a large and growing existing customer base.


I wanted to buy some shares but I wasn't able to get in. I think your company will end up producing one of the finest charging systems around when it is finally complete.
Adrianne R.; email to MAGFAST Customer Care
Awesome product, Awesome customer experience
I've bought over 30 of these chargers for everyone on my Christmas list because I have loved all of mine. What's great is, they are guaranteed! Well worth it!
Verified Purchase
amazon

MARKET

The charger market is big. Very big.

While analysts don't all agree on quite how big, they do agree that the market is huge and growing fast. For example, in a report published by IMARC Group, the global battery charger market reached a value of US$21.7 billion in 2020 and is expected to reach US$34.1 billion by 2026. The wireless charger segment alone is estimated to have breakneck annual growth of up to 25% [2].

And, unlike most mature consumer markets, there are really no great charger brands.

Competitors include Belkin, Anker, Aukey, Mophie, RAVPower, Duracell, iClever, EasyAcc, Samsung, Xiaomi, Monoprice. Lesser-known (in the U.S. and elsewhere) brands include Aibocn, Boscov, Bestek, Yoobao, iMuto, Maxxima, Moshi, Native Union, Nimble [3]. The market is highly fragmented, with no large companies primarily dedicated to charging, and several smaller companies jockeying to differentiate themselves based on minor feature differences (improved build quality, marginally larger batteries, slightly faster charging times, etc).

To our knowledge, no other charger company yet offers an integrated system of products that all work seamlessly together. MAGFAST's product range and business model are designed to be considerably more 'sticky' than competitive chargers and power banks.

We believe that no other charger brand has the vision or marketing skill to launch unique, premium charging products that can integrate across markets, and have the potential to dominate in each sector.

And it's likely that no other charging products may compete with MAGFAST's combination of high-performance technologies in development for Gen2.

Product strategy



Ecosystem
Standalone
MAGFAST®
ANKER
DURACELL
belkin
mophie.
iclever
AUKEY
RAVPOWER
Maxxima
Bestek
Monoprice
Boscov
NoName
Low-End
Premium

To our knowledge, no-one else is playing in the 'ecosystem' segment we've created. It won't last forever, but we have a distinct first-mover advantage.

We expect repeat orders and a strong lifetime customer value for these reasons:

- Products that work together as a system provide an excellent incentive to buy additional units in the same family of devices.
- MAGFAST is one of the first companies in the space to adopt the 'direct-to-consumer' (DTC) model comprehensively. This gives us the advantage of a much closer relationship with prospects and customers: we typically communicate on a weekly or monthly basis about progress, special offers and new opportunities.

We believe an improved cash position can arm us with negotiating power to cut the cost of goods, speed development and engineering, and to invest in inventory – major direct impacts on our competitive positioning and market share.

★★★★★ THIS IS THE ONE

This cable surely is the greatest one I've ever had. I have at least 8 years of cell phone sales under my belt between Verizon and AT&T and I've never used or seen a better cable.

Trustpilot

★★★★★ Super Fast Charging

So I finally took the plunge and ordered this cord! It is the first usb cable that I have ever owned that provides SUPER FAST CHARGING...This cord easily blows all others out of the water. And even fresh out of the box this cord was about 99% straight...**If there is so much thought into this simplest item I can't wait to see the rest!**

Verified Purchase
amazon

PROGRESS

The company has made major progress in the following areas:

- **Product development:** many thousands of pre-order customers have now received products and we plan to ramp release of Gen2 products and shipping as rapidly as we can.
- **Marketing:** our customer acquisition model, as evidenced by millions in pre-orders, is battle tested, soon to be augmented by distribution through multiple channels.
- **Operations:** our systems are built to scale.
- **Intellectual property:** the founder has developed a robust portfolio of patents and trademarks.

Product development

We're changing our approach to product development with the goal of bringing more of the design and engineering under our direct control, and in house where possible.

While product engineering for the original product family took much longer than expected, our new product ranges (Lux and Gen2) have shipped or planned to ship close to schedule. We expect the new development approach to be significantly more predictable. There are brand-new products in the pipeline, which may be available for purchase only once development is completed.

Production status [4] is updated at intervals at MAGFAST.com/status.

Marketing

It's a core competency for MAGFAST. A small team is led by the company's CEO, a gifted online marketing expert. MAGFAST marketing has been 100% online, primarily in the form of targeted ads on Facebook and YouTube. A sophisticated marketing funnel, built over five years by an in-house team in collaboration with experienced external agencies, is constantly monitored and refined.

New online ads are made and released regularly and tested in different market segments; each month's learning is fed into new creative, constantly refining format, benefits and content. Ad respondents typically attend a webinar offering pre-order pricing. Show interest by registering for an online event or other promotional activity and you become part of the MAGFAST marketing ecosystem. A program of customer relationship marketing kicks in to provide information and guidance to purchase.

MAGFAST's **direct-to-consumer** model affords us a much closer relationship to prospects and customers than traditional consumer electronics manufacturers.

Additionally, we have long been planning a move into **wholesale and retail distribution** of our products, participation in trade shows and other in-person events. We are actively developing a plan to launch these 'bricks-and-mortar' activities, with a preliminary focus on Gen2 products. This move takes MAGFAST into the hybrid field of bricks-and-clicks marketing.

Given the importance of direct customer relationships, we expect to see MAGFAST Fingerprint®, a fast method of identifying and registering each item sold via its serial number, becoming an increasingly important tool for connecting with customers:


MAGFAST
Sarah P's
Lux
Customer Care
Security
Not Sarah?
Lost & Found
ONLY
MAGFAST

Operations/IT

The company has been based since inception on a virtual workforce, with team members working remotely in the U.S. and other countries, and a comprehensive suite of online technologies designed to scale. MAGFAST.com has been built to handle high traffic volumes reliably and fast.

All pages of the site are cached on Google's Cloud Platform which can serve millions of users simultaneously, and the event experience and checkout process (a customized experience for every visitor) use JavaScript to offload the bulk of the computing to the visitor's browser. Remember, our systems handled $1/4 million in under 15 minutes on the very first day MAGFAST was launched . . .


"It's ALL about
Serotonin"
Sanja Cebalovic
Head of Customer Service

At MAGFAST, we think a little differently. We hired Sanja, a former lawyer, for customer care because at her interview she aced the question 'What's customer care all about?' with the one word answer: 'Serotonin'. Customer care has been under pressure recently because of slow product delivery and the discontinuation of Gen1 products, a challenge we are working proactively to address. Keeping our customers happy is crucial, and up to 9/10 are sticking with us on this journey.

Customer care

MAGFAST is laser focused on customer care as a key part of building long-term relationships with a large and growing group of prospects and customers. Notably, customer-care volume increased because of earlier production challenges. We've devoted a big slice of our time to figuring out how to keep customers happy without draining cash: our team has developed "Intelligent Customer Care" that allows us to keep a big-hearted personal touch while cutting the time it takes to answer every support ticket. We are working to accelerate support responses through the introduction of high-quality artificial intelligence (AI) designed to offer a first tier of response. "Maggie", our AI chatbot, is already available for real-time answers to questions in webinars, and next steps include rollout to customer-care agents and customers. Our customer-care team is also geographically distributed around the globe to enable near round-the-clock capability.

Intellectual property

The growing portfolio of patents and trademarks relating to the MAGFAST product range is used by the company under terms that include an exclusive, royalty-free license from the inventor, Seymour Segnit. According to the terms of the license agreement, title to the licensed materials is automatically assigned to the new controlling entity in the event of a change of control.

Growth plans

We project significant growth through repeat orders from existing customers, the development of new markets, and the launch of major new initiatives. Current and future activities include:

- A follow-up campaign shortly after initial inquiry recalls features and benefits for prospects who did not purchase.
- Ongoing communications allow MAGFAST to build its relationship with customers, cover product and production updates, and make special offers.
- The release of international variants allowing us to address markets in the EU, UK, Asia and beyond.

Gen2 technologies and new partners potentially bring additional large-scale opportunities:

- Patent-pending fast charging (possibly 10X faster than current wireless chargers) which could leapfrog all existing wireless charging standards while remaining backwards compatible.
- Patented fast-battery charging through a unique technology partnership.
- Proof of presence and highly secure, instant access to services including wi-fi, without the need to log in.
- The development of an advanced home, commercial and public-charging network based on these new technologies - an open network that could potentially undercut and outperform existing methods of on-the-move charging.
- Licensing of MAGFAST's Gen2 technologies.


MAGFAST

Licensing

I have been working with the **MAGFAST** family for some time now. Amy & Seymour are true business professionals and solid great people. Keep up the great work **MAGFAST**!

Chris Keissling; Google Review

★★★★★ **Great line of products**

Great line of products! There's nothing on the market that can compare to their excellent quality. I'm surprised it has taken this long for a company to make such fantastic devices!

Trustpilot

PRODUCT RANGE

The MAGFAST® Family

MAGFAST Lux


MAGFAST.com/LUX/1375N4
MAGFAST
LIFETIME

Lux reinvents the charging cable. Super premium, and with a gorgeous, silky feel, its Teflon® core is immensely tough, which allows us to offer a **Lifetime Warranty** . . . We believe it's the best device-charging cable money can buy.

- Available in two formats – USB-C to USB-C (the new modern standard) and USB-C to Apple Lightning
- A beautifully designed custom USB-A adapter tip included FREE – so they'll work perfectly with all new AND old outlets everywhere
- Tested to destruction – Lux cables are certified to 25,000 bends
- Not just strong but super strong – capable of supporting a load of over 150lb
- All the speed you'll need – download an HD movie in about 30 seconds
- Patent-pending, gold-flash gold-plated tips for the ultimate connection
- Our **Fingerprint®** anti-counterfeit technology to ensure authenticity
- Customers love Lux!

A new version of Lux is in the final stages of development adding a high-performance alternative. The Lux family is planned to comprise:

- Lux: USB 2.0, 480 Mbps, 60W (USB-C and Lightning)
- Lux Pro: USB 3.2, 10 Gbps, 240W (USB-C) - available in five colors


PRO
240W
PD POWER DELIVERY
10G bps
Lux PRO


PRO
ACTION
Nikon

★★★★★ **AMAZING PRODUCT!**

High quality product! Lifetime warranty! This is the nicest cable I have ever seen. I have always resented buying new cables because I knew I was throwing my money away. FOR THE FIRST TIME I GOT MY MONEY'S WORTH. **Thank you MAGFAST!**

Verified Purchase
amazon

★★★★★ **These guys are friendly and sincere**

These guys are friendly and sincere, and their products are innovative, brilliant, and intuitive. I not only am excited to get their products, I can't wait to see what they do next. I can't say it enough, just brilliant. They are what I've been looking for...and didn't know it.

Trustpilot

MAGFAST Gen2

MAGFAST Gen2 represents a major leap forward, bringing together technologies likely to make MAGFAST chargers and power banks that may be some of the fastest, most-advanced on the planet.

Primary Gen2 technology features are:

- High-speed magnetic charging
- High-speed battery charging
- Interactive interface

High-speed magnetic charging introduces the MAGFAST Gen2 Connector. Magnetic charging moves from proprietary to a fast version of the Qi2 global wireless standard first introduced in Apple's MagSafe. Enhanced by MAGFAST, the Connector, currently in development, promises charging 15X faster than MAGFAST's Gen1 Snap-to-Charge technology, delivering up to 10X more power than Qi2, while remaining 100% compatible with standard Qi2 devices.


MAGFAST Gen2 CONNECTOR
Fast wireless
Qi2 magnetic charging
Standard parts & chipsets
New generation of products
MAGFAST


MAGFAST Gen2 CONNECTOR
Maybe...
up to 10X
power?
MAGFAST

High-speed battery charging is made possible through an exciting partnership that brings one of the world's fastest-battery-charging technologies to MAGFAST's power banks.

Unlike high-speed magnetic charging which affects the speed of charging your mobile device, this technology accelerates the charging of the battery in your MAGFAST power bank. We currently expect to see a 10,000 mAh power bank charge from fully discharged to 50% in less than 10 minutes, 80% in less than 20 minutes.

A new **interactive interface** for Gen2 products builds on MAGFAST's LEDelicious, allowing users to view and manage charging progress via a touch screen and through an app.

MAGFAST Gen2 Product Range

Plans for the Gen2 product range have evolved in recent months. The updated Gen2 product range is significantly different from Gen1, based on strategic, market opportunities.

Three charging products utilizing MAGFAST's Gen2 technology are currently in development. Trademarks have not yet been established, so the names below are purely descriptive:

- Gen2 Power bank
- Gen2 Home
- Gen2 Public

MAGFAST Gen2 Power bank

MAGFAST currently plans to demonstrate its first Gen2 power bank at the Consumer Electronics Show (CES) in Las Vegas in January 2025. This is a tight timeframe which we expect to meet.

Details are under wraps at the moment. If development continues on schedule, investors should anticipate a sneak peek before the public announcement at CES.


CES
2025

MAGFAST Gen2 Home

MAGFAST's first new product for the home replaces Gen1 MAGFAST Air with a much enhanced product that promises to be:

- fast, using high-speed magnetic charging

- flexible, able to charge multiple stacked MAGFAST devices simultaneously, unlike any other wireless charger on the market


MAGFAST
100% Charged
MAGFAST
MAGFAST
MAGFAST

MAGFAST Gen2 Public

Based on a hardware platform similar to MAGFAST Gen2 Home, MAGFAST Public is designed to tap into the huge global market for on-the-move charging in public spaces.


7.5 billion
smartphone users by 2026
60%
run out of battery every week
Sources: Cisco, Battery Life Survey, WiFi Trends all via Claude/Anthropic

Existing public charging solutions are often poorly designed, low speed, and missing key features. We believe there is a major opportunity for a more capable network.

MAGFAST intends to introduce its uniquely capable devices to public settings, such as:

- airports
- restaurants and diners
- event spaces
- hotels, vacation rentals, cruise liners


Coffee shops
& restaurants
MAGFAST
Simulation


Airports
• Extremely high traffic
• High value customers
• All seek incremental revenue
• Critical need
• more...
Virgin
Virgin
MAGFAST
Simulation

**Note: These are illustrative examples of implementations for MAGFAST's proposed high-speed charging network. No partnerships currently exist with Starbucks, Virgin or any other third party.*

Click the yellow 'Attend Event' button in the bar below to join our online presentation and uncover some of MAGFAST's secret sauce.

Join our CEO and team to get a feel for the fun, informal marketing approach that's already brought in over $20M in online sales.

And discover why we're at a unique time in the history of charging, presenting a remarkable opportunity.

MAGFAST TEAM



Seymour Segnit
Founder & CEO
Controlling Member of Manager - Mischievous LLC

Seymour is MAGFAST's founder, chief product architect and passionate CEO. Now a leading authority on internet marketing, Seymour builds the customer experience and drives down risk to deliver 'The best work of my life'.

He studied engineering at Oxford University, and his long career has included stints at Ogilvy & Mather and Saatchi & Saatchi, presenting his own show at London's biggest radio station and co-founder of a venture-backed Silicon Valley startup. He served in the same capacity at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Seymour has served with MAGFAST LLC since its inception, and is a controlling member of manager - Mischievous LLC.



Amy Rau Segnit
Co-Founder & Secretary
Controlling Member of Manager - Mischievous LLC

Amy has been Seymour's partner, in both business and life, for over a decade, lending her unique creative abilities to everything from branding to social media campaigns to product packaging.

Her strong creative work helps MAGFAST stand out from the crowd. Among earlier clients, Amy counts corporations like Barnes & Noble College Bookstore and Businessweek, plus many of the world's leading ad agencies including Jack Morton Worldwide, Young & Rubicam and TBWA/Chiat Day. Amy served as co-founder and creative director at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Amy has served with MAGFAST LLC since its inception, and is a controlling member of manager - Mischievous LLC.



Rex Northen
Investment Strategy

Rex leads MAGFAST's investment strategy and advises on customer development. He has helped launch and run more startups than most of us will meet in 20 lifetimes. After graduating from Oxford, his first software company attracted clients like Body Shop, Honda, Lloyds of London and Shell. In Silicon Valley, he was CEO of Bizfinity, a ground-breaking online financial platform.

Rex has been managing member of Merexa LLC, an online publishing company, since Jul 2005, and served as executive director of the Cleantech Open from Jan 2009 to Dec 2014. The Cleantech Open is the world's largest accelerator for clean-technology startups. M.A. (University of Oxford).



Anita Vargas
Financial Consultant

Anita has been business coach, advisor and analyst to small and medium-sized companies for over 20 years. She is an expert in general business practices, performance analytics, pricing strategy, business modeling and collaboration with legal, tax and labor compliance entities. Anita has extensive experience in accounting systems, internal auditing support, and data integration in global business environments.



Afroz Nissar
Shipping & Fulfillment

Afroz turns marketing magic into technical wizardry. He ensures our email marketing and our website are as reliable as they are alluring. He's spent the last 15 years developing skills as a business consultant, marketing technologist and programmer, consulting with some of the biggest companies and personalities in the world, ranging from thingCHARGER, Tony Robbins and JJ Virgin, all the way to the gargantuan China Railway Corporation.



Eric Kinney
Head of Interface

Eric is the engineering talent behind our website and shopping cart - he's the reason the experience is so smooth and seamless. He has been galvanizing digital startups since 2005, in various capacities (employee, consultant, adviser, mentor) with stints at Speedilicious, Sundial Time Systems, Access Communications and Cascade Software Consulting.



Jimy Johny
IT Infrastructure

Jimy (pronounced 'Jimmy', in spite of all appearances) keeps our servers up, and our downtime down. In our world, that's crucial. He's an expert in Linux, AWS Cloud and Windows administration, and he's worked for small companies and big ones like RevenueMed, XMinds Infotech and Vanilla Networks, providing data center management, remote server admin and Linux/Windows and Hardware LAN management.



Kate Kinard
Project Manager

Kate is a remarkable member of MAGFAST family and works to keep the company's organization at its highest standards. Since graduating from Texas A&M University in 2015, MAGFAST is Kate's second startup.



Mayleen Torres-Rivera
Bookkeeper & Analyst

Mayleen is our steady hand on the numbers. She has been in the accounting field for over 25 years and is a long-standing member of the American Institute of Professional Bookkeepers. Mayleen's long experience in both professional and manufacturing bookkeeping mean she's the perfect person to handle the complexities of manufacturing accounting.



Peter Hoppenfeld
General Counsel

Peter is MAGFAST's general counsel. He knows the team and the MAGFAST products, and we're overjoyed to have him on our team and 'on our side'. He has been described as a "lawyer who really understands marketing" and "a marketer who happens to be a lawyer." As a lawyer, advisor, counselor, friend and devil's advocate, he aims to integrate himself into his clients' inner circles and provide caring yet dynamic contributions to their lives and businesses.



Sanja Cebalovic Bodonji

Head of Customer Care

Sanja is a beloved member and head of MAGFAST's customer support team.

In addition to providing personal assistance via email and live chat, Sanja manages our payment plan program and complex data-driven projects. Sanja's law degree and nine years of working expertise in the legal system allow her to provide valuable new perspectives to MAGFAST's development. An entrepreneur at heart with a passion for startups, Sanja's enthusiasm and effervescence have made her a perfect match for MAGFAST's vision.



Steve Barns

Intellectual Property Counsel

Steve protects the founders' intellectual property. He's worked with MAGFAST since Seymour first dreamed up the product range. He founded the law office of Stephen W. Barns (formerly Miller & Barns) and specializes, among other things, in consumer electronics. He has worked as a patent examiner in full-service patent law firms – he's the perfect person to help us ringfence our innovative crown jewels.



Jeff Moore

Principal, Moore Impact

Jeff Moore is a business strategist, serial entrepreneur, and angel investor. He helps business owners who are stuck to transform themselves and their companies.

He built a financial software development company to serve clients like Barclays, Merrill Lynch, Morgan Stanley Smith Barney, and UBS. In addition to large-scale software development, Jeff helps these organizations with business strategy, sales process, and client experience.

Jeff has served on the New York Board of Entrepreneur's Organization and is certified Gazelles, Outhinker and Book Yourself Solid coach.

INFORMATION FOR INVESTORS

Here's some material we think you'll find useful as you consider an investment [6] in MAGFAST LLC [7].

Investor Video Presentation

This is our video announcement about this offering, which includes some of our latest strategic thinking and future opportunities, including opportunities for the new MAGFAST Gen2 connector and setting up an account at Netcapital.

Here's a transcript of the presentation.

Investor Packet

For those of you who prefer a PDF over video or this web page, here's our current packet. And here's a packet with answers to frequently asked questions.

FOOTNOTES

[a] There are at least hundreds of USB cables on Amazon, the primary US marketplace. We have researched and monitored this over time, and don't see any other USB cable selling in any meaningful volume that rate as highly as MAGFAST Lux.

[b] MAGFAST limited-edition products are manufactured to order in different series. Some investors and collectors may be interested in acquiring more than one series, or the complete set. Series 1 Limited-Edition MAGFAST Air is manufactured in alpine white. Series 2 Limited-Edition MAGFAST Air is manufactured in piano black.

[1] MAGFAST® and the MAGFAST® logo are registered trademarks of Mischievous LLC and are used under license. Apple, Lightning and MFi are trademarks of Apple, Inc. and are used by license under Made for Apple/MFi program. Qi is a trademark of the Wireless Power Consortium and is used under license. {{9}}AirTag is a trademark of Apple Inc.Tile is a trademark of Tile, Inc.

[2] A recent report by IMARC Group, titled 'Battery Charger Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2020 - 2026', finds that the global battery charger market reached a value of US $21.7 billion in 2020 and is anticipated to reach US $34.1 billion by 2026. According to MarketsandMarkets Research, the market for wireless chargers is expected to grow even more rapidly and is expected to reach $13.4 billion by 2026, rising at a compound annual rate of 24.6%.

[2.1] In their report titled 'USB Cable Market ... : Global Opportunity Analysis and Industry Forecast, 2021-2031,' Allied Market Research considers that 'The global USB cable market was valued at $12.73 billion in 2021, and is projected to reach $69.86 billion by 2031, growing at a CAGR of 20.24% from 2022 to 2031.'

[3] This is a cross sample of competitors from our own observations and represented in market research published by third parties. Competitors vary by region.

[4] At this early manufacturing stage, our full family of products may be represented in our materials by production and pre-production units, along with hand-made prototypes, animations and CAD 3D renderings.

[5] Amy and Seymour Segnit were previously the owners of thingCHARGER, Inc. which shipped over ¼ million units of thingCHARGERs based on that company's records, before thingCHARGER, Inc. ran out of funds. Rights to key thingCHARGER assets were purchased by Amy and Seymour when they started MAGFAST.

[6] If you choose to make your investment using a credit card, Netcapital will charge you a card processing fee that's typically slightly more than 3%. Netcapital can answer your questions about this fee.

[7] MAGFAST is a Limited Liability Company (LLC). LLCs have considerable flexibility in the language used to define their ownership and governance. Instead of 'members' and 'units', MAGFAST has chosen to use terminology that we believe is more readily understood: for example, managing members may be referenced in our materials as MAGFAST's board of directors, and members as stockholders.

USE OF PROCEEDS

If the offering's maximum amount of $3,600,007 is raised:

Use	Value	% of Proceeds
Sales, General, & Administrative	$1,500,000	41.7%
Research & Development	$1,000,000	27.8%
Manufacturing, Materials, & Fulfillment	$863,607	24.0%
Tooling	$40,000	1.1%
Product Certification	$20,000	0.6%
Intermediary fees	$176,400	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Units, under registration exemption 4(a)(6), in MAGFAST, LLC. This offering must reach its target of at least $10,000 by its offering deadline of November 29, 2024 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,878,977 units
× $15.77 per unit

$45,401,467 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 8, 2024
- Form C/A on November 21, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Nov 21, 2024	Filed Form C/A
Oct 8, 2024	Primary offering of 228,282 units at $15.77
Oct 8, 2024	Filed Form C
May 18, 2024	Primary offering finalized, selling 83,116 units
Apr 30, 2024	Closing ceremonies encore presentation...
Apr 30, 2024	MAGFAST closing ceremonies encore presentation...
Apr 22, 2024	Primary offering of 285,352 units at $15.77
May 2, 2023	Primary offering finalized, selling 100,012 units
Feb 16, 2023	MAGFAST is live with some gorgeous, unique...
Nov 24, 2022	The countdown clock is running. MAGFAST's fall...
Nov 22, 2022	Seymour has landed at JFK and is right now...
Nov 22, 2022	Join us **this Thursday, Thanksgiving Day...
Nov 17, 2022	Primary offering of 212,428 units at $15.77
Jul 12, 2022	A quick reminder that our big Summer 2020 event...
May 3, 2022	Primary offering finalized, selling 14,533 units
May 3, 2022	We're down to the last few hours, and MAGFAST's...
May 2, 2022	MAGFAST has now raised over $4.9M. Less than 2%...
Apr 30, 2022	Primary offering finalized, selling 329,307 units
Apr 29, 2022	Just a few hours from now we'll be streaming...
Dec 2, 2021	This is it! The final hour to invest in...

Dec 2, 2021 • We just went LIVE with our 'Closing Ceremony'...

Dec 2, 2021 • Today is the final day to **invest in...

Nov 30, 2021 • Just TWO days remain to invest in...

Nov 29, 2021 • Today we're announcing that we're now...

Nov 27, 2021 • I hope you're having a relaxing weekend. I...

Nov 10, 2021 • Primary offering of 329,597 units at $15.17

Nov 10, 2021 • Primary offering of 329,597 units at $15.17

Dec 17, 2020 • Primary offering finalized, selling 105,145 units

Nov 25, 2020 • Primary offering of 107,000 units at $10

FREQUENTLY ASKED QUESTIONS


M
INVEST IN
MAGFAST®
Q&A

We've learned from our previous offerings that many people have similar questions about MAGFAST and how to invest. This Q&A video (originally shown on Tuesday, November 16, 2021) covers many of the questions asked by investors, and there are answers to additional frequently asked questions below.

Questions about investing in MAGFAST

Will the share offering sell out this time?

What happens if this investment round sells out?

Your video presentation doesn't answer questions about share price or valuation.

How much is the minimum investment?

How much is the maximum investment?

Can I make more than one investment in MAGFAST in the same offering?

When will I be able to make an investment? Opening and closing dates?

Where are the 'prospectus' and other investment materials?

Questions from international investors

Can I participate if I'm outside the U.S. (in Canada, Europe, Australia. . .)?

What's the share price in Canadian dollars, British pounds or Euros?

What do I enter instead of a U.S. social-security number? In Canada we have a SIN, in Ireland we use a Personal Public Service (PPS) number and in the United Kingdom there's a National Insurance (NI) number instead.

Questions about paying for my investment

I want to set up a Netcapital Wallet so I have funds in my account ready to invest. How do I do this?

I bank with a small credit union and it's not on the list of banks supported by Netcapital.

How much will it cost me in fees to make an investment? If I invest using my bank account? Using a credit card? Via wire transfer?

Does Netcapital take a commission or other fees on my investment?

I'm not seeing an option to set up my bank account as a means of payment. Why not?

Please also note that many more of your questions may be answered within the comprehensive, searchable Netcapital Help Center

ASK A QUESTION

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